UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2013

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2013, PDL BioPharma, Inc. (the Company) entered into a credit agreement (the Credit Agreement) with Durata Therapeutics Holding C.V. and Durata Therapeutics International B.V. (Borrowers) and Durata Therapeutics, Inc. (Parent), under which the Company made available to Borrowers up to $70 million to be used by Borrowers to refinance their existing credit facility and fund the commercial launch of dalbavancin, an intravenous antibiotic product candidate, for the treatment of patients with acute bacterial skin and skin structure infections, or ABSSSI, caused by Gram-positive bacteria, such as S. aureus, including methicillin-resistant and multi-drug resistant strains, and certain streptococcal species. Of the $70 million available to Borrowers, an initial $25 million (Tranche One), net of fees, was funded by the Company at close of the transaction.

Upon marketing approval of dalbavancin in the United States, to be accomplished no later than December 31, 2014 (the Tranche Two Milestone), the Company will fund Borrowers an additional $15 million (Tranche Two). Within 9 months after the occurrence of the Tranche Two Milestone, Borrowers may request up to a single additional $30 million borrowing (Tranche Three, and together with Tranche One and Tranche Two, the Loans). Until the occurrence of the Tranche Two Milestone, outstanding borrowings under Tranche One bear interest at the rate of 14.0% per annum, payable quarterly in arrears. Upon occurrence of the Tranche Two Milestone, the interest rate of the Loans will decrease to 12.75%.

Principal repayment will commence on the fifth interest payment date, March 31, 2015. The principal amount outstanding will be repaid quarterly over the remainder of the Loans in an increasing percentage of the principal outstanding at commencement of repayment.

The Loans will mature on October 31, 2018. Borrowers may elect to prepay the Loans at any time, subject to a prepayment penalty that decreases over the life of the Loans. The Company is entitled to receive a fee in addition to the prepayment penalty in the event that Borrowers undergoes a change in control.

The obligations under the Credit Agreement are secured by a pledge of substantially all of the assets of Borrowers and any of Parent’s subsidiaries.

The Credit Agreement contains customary affirmative covenants and other affirmative covenants agreed to by the parties, including with respect to the provision of annual and quarterly reports, maintenance of property and insurance compliance with laws and contractual obligations and payment of taxes. The Credit Agreement contains customary negative covenants and other negative covenants agreed to by the parties, including restrictions on the incurrence of indebtedness, the granting of liens, making restricted payments and investments, entering into affiliate transactions and transferring assets.

The Credit Agreement also provides for a number of customary events of default, including payment, bankruptcy, covenant, representation and warranty and judgment defaults.

The Company had no relationship with Borrowers, material or otherwise, prior to entering into the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On November 6, 2013, the Company issued a press release announcing its execution of the Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements

This filing, the press release and the Company’s statements herein and in the attached press release include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business and limit the Company’s ability to pay dividends, purchase income generating assets and take other corporate actions are disclosed in the “Risk Factors” contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and updated in subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BioPharma, inc. (Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: November 6, 2013

Exhibit Index

Exhibit No.	Description
99.1	Press Release